Exhibit 99.1

Moderator: Geoff Jones
February 28, 2006
7:30 a.m. CT

Operator:  Good day everyone, and welcome to this Trico Marine Services fourth quarter earnings release conference call.  Today's call is being recorded.

At this time, I would like to turn the call over to the Chief Financial Officer, Mr. Geoff Jones.  Please go ahead, sir.

Geoff Jones:  Thanks, Jake.  Good morning.  As Jake indicated, my name is Geoff Jones, and I'm the CFO of Trico Marine Services.  But before I begin, I would like to read our legal disclaimer.

             The statements in this conference call regarding business plans or strategies, projected benefits from future joint ventures, projections involving revenues, operating results, forecasts from operations, anticipated capital expenditures, and other statements which are not historical fact are forward-looking statements.  Such statements involve risks and uncertainties and other factors detailed in the company's Form 10-Q and Form 10-K, Registration Statements, and other filings with the Securities and Exchange Commission.

             Should one or more of these risks or uncertainties materialize, or other consequences of such a development worsen, or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected.  The company disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events, or otherwise.

             I'd now like to turn the call over to our President and CEO, Trevor Turbidy, who will give you an overview of our operations.

Trevor Turbidy:  Good morning, and thank you, Geoff.  Also with me today on the call is Rishi Varma, our General Counsel; Ed Lawton, our Corporate Controller; and Mike Wallace, Vice President Emerging International and Head of Global Marketing.

             2005 has been an outstanding year for Trico, and the fourth quarter was undoubtedly the most exciting quarter, and we're thrilled with our results.  As you've hopefully noticed from our press release this morning, we reported adjusted earnings of 90 cents per share for the fourth quarter.  Operating income for the quarter was the highest since the second quarter of 1998.  We posted day rates in the Gulf that are at unprecedented levels, and are poised to increase further.

             In the quarter, we raised 95 million of net proceeds from our common stock offering completed in October.  We also relisted on the NASDAQ national market concurrent with that offering, providing improved liquidity for our shareholders.  We then retired and – repaid and retired our $75 million U.S. credit facility in November 2005.  And lastly, for the first time in Trico's history, we actually have a net cash position rather than a net debt position.

             I want to spend a few moments discussing the markets, and Geoff will provide more detail in his presentation.  For the quarter, our North Sea class vessels saw improved day rates and utilization.  We had the highest average quarterly and annual day rates for our North Sea class vessels in our history.  I thought you'd find it in notices in our press release, January day rates did drop $2,100 a day for the fourth quarter average.  This was actually due to a significant number of rig moves in December, and bad weather and lack of rig moves in January.  This caused anchor handlers to compete directly with PSV’s for cargo runs, pressuring day rates for both classes of vessels.

             We had two of our anchor handlers and two of our PSV’s in the spot market, which caused the impact to our rates in January.  We've already seen a modest recovery in February, but expect a more pronounced improvement in March, as we have two anchor handlers fixed at very attractive day rates commencing the first week of March.

             For the fourth quarter, our Gulf class supply vessels posted the highest quarter average day rates in our history at $8,300 per day as contracts continue to roll over, and we pushed day rates in response to a tight vessel market.  In January, average day rates increased approximately $1,400 a day to just under $9,700 per day.  Currently, 80 percent of our Gulf of Mexico supply vessels are working in excess of $10,000 a day, while at our last call, that number was only 25 percent.

             To give you a better sense of how these dramatic increases in the Gulf class day rates translated into our results, for the fourth quarter, 50 percent of our – 57 percent of our charter hire revenue came from international operations, with the balance of 43 percent due to Gulf of Mexico operations.  For the third quarter, 65 percent came from international operations, and 30 – only 35 percent came from domestic operations.

             For the fourth quarter, 64 percent of our operating income was generated by international operations, and 36 percent from domestic operations.  For the third quarter, 86 percent came from international operations, with only 14 percent coming from domestic operations.

             We remain committed to our business strategy of expanding our presence in growing international markets, maintaining a conservative financial profile, balancing our mix of long-term contracts and spot exposure, and upgrading our fleet.  Despite the currently attractive day rates in the Gulf of Mexico, we have not been unstacking vessels to work in a spot market, and we remain committed to increasing our presence in expanding international markets.  The Gulf of Mexico is sensitive to small changes in available supply, and our strategy has been and continues to be holding vessels off that market so as not to dampen the day rate recovery.  As I think you can appreciate from last quarter's day rates, and the January rates, we believe our strategy has worked out well.

             We have indicated though, we would unstack vessels in the Gulf of Mexico against a non-cancelable <?xml:namespace prefix = st1 ns = "urn:schemas-microsoft-com:office:smarttags" />North Sea style long-term contracts.  We actually have 44 percent of our Gulf of Mexico vessel days committed, but these are subject to standard Gulf of Mexico cancellations provisions.  Day rates on these contracts are not locked, and are subject to escalation.  We believe this data point provides an important view of operator sentiments towards the Gulf, vessel availability, and operator's future plans.

             We have not signed any non-cancelable long-term contracts in the Gulf yet, but we are having increasing dialog with our customers who want to insure vessel availability in 2006, and wish to lock rates.

             We continue to explore opportunities to expand in growing international markets, and utilize our stack vessels.  We are seeking to partner with companies or investors who are significant players in their region in an effort to lower our cost of entry, and provide a beach head for us to increase operations.  We would also target a meaningful number of vessels to provide critical mass in any new region to maximize profitability.

             We committed to investors that we would maintain a conservative financial profile.  Today we have a net cash position net of debt of 4.7 million.  We feel that having substantial liquidity and a relatively unlevered balance sheet will enable us to pursue acquisition opportunities at less robust points in the cycle.  With our cash on hand and our cash generation this year, we will have ample liquidity to acquire, construct vessels, or make complimentary acquisitions.

             We've also attempted to balance our spot and contract exposure in markets where long-term contracts are generally available.  Our North Sea class vessels have significant contract coverage, with 74 percent of the PSV’s days contracted in 2006, and 46 percent in 2007, assuming the exercise of options.  Our anchor handlers are at 60 percent contracted in 2006, and 43 percent in 2007, assuming the exercise of options.

             As I indicated earlier, we would entertain long-term contracts in the Gulf of Mexico in an effort to stabilize our cash flow over the next 18 to 36 months.

             With that, I'll turn it over to Geoff, who'll give you a little more detail on the quarter and the year.

Geoff Jones:  Thanks, Trevor.  Most of my comments are about the fourth quarter, but following that, they will also provide a recap on the entire year.  For the fourth quarter, we're pleased to be reporting net income of $7.9 million, which translates to earnings per share of 57 cents per share on a diluted basis.  I do need to emphasize though that the results reported of 57 cents per share did not reflect the ongoing earnings power of our operations.  These results are after certain charges, which were incurred during the fourth quarter, specifically these charges are one, a loss in assets held for sale of 2.2 million, or 16 cents per share; two, a loss on the early retirement of debt of 3.9 million, or 28 cents per share; and also three, after the benefit of gains on sales of assets of 1.8 million, or 13 cents per share.

             The effect of these charges, net of taxes on our earnings, was a reduction of 4.6 million in net income, or 33 cents per share.  Net income without the effects of these items would have been 12.5 million, or 90 cents per share diluted.  A reconciliation of these charges was provided in our press release.

             In terms of revenue, our charter hire revenues of 58.6 million were our highest quarterly charter hire revenue since the second quarter of 1998, growing 15 percent sequentially over our third quarter 2005 revenues.  This improvement was driven by our highest average daily ever in the Gulf of Mexico, near capacity utilization levels for our active Gulf of Mexico vessels, and an active North Sea market.

             North Sea class vessel day rates average $16,751 a day with utilization of 96 percent in the fourth quarter of 2005, compared with $16,637 a day with utilization of 92 percent in the third quarter of 2005.  The impact of strong market conditions in the North Sea in 2005 was lessened by the fact that 12 of our North Sea class vessels were under medium or long-term contracts during the quarter.

             In our press release, we've also included our January 2006 day rates and utilizations by class to give everyone a more current picture of the rate and activity environment.  As Trevor mentioned, in January, day rates for the company's North Sea class vessels averaged $14,600 a day, with a utilization of 95 percent.  This reduction in average day rate from the fourth quarter is due to a combination of inclement weather and lack of rig moves, resulting in reduced day rates and utilization for our two anchor handler vessels in the spot market.

             Day rates for the company's Gulf class supply vessels averaged $8,300, with utilization of 67 percent in the fourth quarter of 2005, compared with $6,367 a day, and utilization of 62 percent in the third quarter of 2005.  Representing a 30 percent increase in day rates on a sequential quarter basis.

             Now when we're referring to our Gulf class utilization, we're speaking about our total fleet of 45 supply vessels, 12 of which were cold stacked at the end of the quarter.  Utilization of actively marketed vessels in the Gulf during the quarter was approximately 94 percent.

             In addition, we destacked one vessel late in the third quarter, and one vessel in the fourth quarter to replace vessels that had been or will be mobilized for use outside the U.S. Gulf.

             As we stated in our last call, we remain committed to our strategy of increasing day rates to drive incremental revenue rather than destacking a large number of vessels from our cold stacked fleet.  In January, day rates for the company's Gulf class supply vessels averaged $9,693 a day, with utilization of 65 percent, or 93 percent of the actively marketed vessel.  The primary reason for the reduced utilization is the dry docking of one of our vessels.

             Crew line handlers averaged day rates of $2,798 a day, with utilization of 90 percent in the fourth quarter of 2005, compared with $2,499 a day, and utilization of 90 percent for the third quarter of 2005.

             I talked about amortization of non-cash deferred revenues on several previous occasions, so my only mention of it today will be to say that during the fourth quarter of 2005, we amortized 3.1 million of non-cash deferred revenue, which is broken out in a separate line item on the income statement.  This will leave a further 5.4 million of non-cash deferred revenue on the balance sheet, 4.1 million of which will be amortized in 2006.  Now in our discussion and press release, we generally refer to charter hire revenue, which excludes non-cash deferred revenue, rather than total revenue.

             Turning now to expenses, direct vessel operating expenses increased 2.3 million, or 12 percent in the fourth quarter of 2005 to 22.2 million, compared to 19.9 million for the third quarter of 2005.  This increase is primarily due to an increase in labor costs in the North Sea, supplies and maintenance.  These increases were partially offset by a reduction in the rig inspection cost of .8 million from 2.2 million in the third quarter, to 1.4 million in the fourth quarter.

             As previously discussed, prior to March 15th, marine inspection costs were deferred and amortized, now as a result of a change in accounting policy adopted during our reorganization we expense costs as incurred.  General and administrative expenses increased from 6.2 million in the third quarter of 2005, to 8.2 million in the fourth quarter of 2005.  This increase is primarily due to costs associated with upgrading our management team, and the adoption of an annual cash incentive plan.

             In the fourth quarter, we committed to a plan to see the Stillwater River vessel, also known as our SWATH Crew boat.  We completed an evaluation of the estimated selling price, and recorded an impairment charge of 2.2 million.

             With respect to vessel sales in the fourth quarter, we sold three Gulf class cold stack supply vessels, one of our four crew boats with purchase options, and consummated the sale of our five line handler vessels in Brazil.  These sales generated a combined gain of 1.8 million.

             Our operating income for the fourth quarter was $16.4 million, an increase of $1.2 million versus the third quarter of 2005, and the fourth and third quarters of 2005 operating income included the benefit of 3.1 million and 3.2 million respectively in non-cash amortization of deferred revenue.

             Operating income in the fourth quarter also included an impairment charge of 2.2 million, after classifying the Stillwater SWATH as held for sale, and the benefit of 1.8 million, on the sales of assets, I mentioned both of these previously.

             After completing our equity offering in October 2005, we subsequently repaid and retired all outstanding amounts under the U.S. credit facility in November 2005.  As a result of the prepayment penalties, and on amortized issuance costs, we recorded a loss of $4 million, on the retirement of the facility.

             Our effective tax rate for the fourth quarter was 31 percent, and of the tax revision of $3.5 million, 2.9 million was deferred.  With respect to the 2005 year as a whole, meaningful comparisons with 2004 are difficult in many areas, due to the accounting for the reorganization in the first quarter of '05, and changes required in different standards adopted at the time of fresh start accounting.  However, I would like to comment on some key numbers, which are directly comparable.

             Charter hire revenues for 2005 of 171.8 million increased 59.5 million, or 53 percent, from 2004.  For our North Sea class PSV’s and anchor handlers, average day rates increased 50 percent from $10,875 in 200, to $16,300 in 2005.  Utilization increased from 82 percent in 2004 to 92 percent in 2005.

             For the Gulf class supply vessels, average dailies increased 45 percent from $4,479 in '04, to $6,493 in '05.  And utilization of our actively marketed vessels increased from 77 percent in 2004 to 92 percent in 2005.

             In addition, a weaker U.S. dollar relative to the Norwegian Kroner resulted in a $4 million favorable effect on 2005 revenues, compared to 2004.  Direct operating expenses increased six percent from 80.7 million in 2004 to $85.3 million in 2005.  A weaker U.S. dollar relative to the Norwegian Kroner caused a 1.5 million increase year-on-year, the remaining increase being primarily due to marine inspection costs of 7.2 million included in the operating expenses in 2005 as a result of a change in accounting policy adopted at fresh start, partially offset by decreased labor, supplies and maintenance and repair costs.

             General and administrative costs increased 16.8 million in 2004 to 25.4 million in 2005, primarily due to costs associated with upgrading a management team, the adoption of an annual cash incentive plan, and higher consulting, legal and accounting fees.

             Operating income for 2005 was 42.7 million, including the benefit of amortization of non-cash deferred revenue of 10.1 million, and gains on sales of assets of 2.5 million, and after charging 27.1 million in depreciation, 2.1 million in amortization of marine inspection costs, and 2.2 million in loss of assets held for sale.

             Now let's talk about the balance sheet and liquidity.  At December 31st, 2005, we were net debt free, with in fact a net surplus of unrestricted cash of 4.7 million in excessive debt.  We had unrestricted cash of 51.2 million, and total debt of 46.5 million, comprising our NOK revolver, our NOK term loan, and two MARAD notes.

             Current maturities of debt were 36.6 million at December 31st, this primarily comprised MARAD terms totaling 2.5 million.  The Norwegian Kroner term loan of 17.8 million due June 30th, 2006, and a Norwegian Kroner revolving credit facility of 16.3 million.  The 16.3 million is classified as current under SEC rules, but is not actually due in 2006.  Our long-term debt was 9.9 million at December 31st, comprising the long-term portion of the MARAD note.

             As I alluded to earlier, in the fourth quarter we raised 95.3 million of proceeds net of expenses from a public offering of approximately 4.3 million primary shares of common stock.  Following the offering, we repaid our entire U.S. credit facility, which together with accrued interest and prepayment penalty alluded to earlier totaled 58.1 million.  In total during 2005, we repaid approximately 98 million of total indebtedness.

             At December 31st on our Norwegian credit facility, we had 414 million Norwegian Kroner, or $61.3 million of borrowing capacity available.  Combined with our unrestricted cash position of 51.2 million as of December 31st, our consolidated available liquidity was 112.5 million.  Over 59 million in total cash, $7.8 million of restricted, of which 7.2 million is shown as non-currency – is not very ethical, and $51.2 million is unrestricted.  Of the $51.2 million in unrestricted cash, $43 million is held in the U.S. and other regions, excluding Norway.

             I would now like to thank you for your time and your attention, and would like to turn the floor back to Trevor for some final remarks.  Thank you.

Trevor Turbidy:  Thanks, Geoff.  Before we open the line to questions, I do want to spend a few moments on a critical element of our strategy, upgrading our fleet.  We have now completed our assessment of the markets in which we operate, and our customers' desires in each of those markets.  We also analyzed existing capacity in the age of vessels in each market, as well as newbuildings in each class of vessel.  We've been actively monitoring supply of (speculative) vessels being built.  We hope to see a softening in the pricing of these vessels, but those with older delivery dates are currently at significant premiums.

             Pricing appears to be at about 25 – 20 to 25 percent premium to shipyard construction, with only a quarter or two earlier delivery.  With that as a backdrop, we have been exploring newbuildings with technical guarantees and delivery date guarantees as an alternative to speculative vessels at these prices.

             Our goal continues to be acquiring high spec vessels without exposing ourselves to cost overruns or significant delivery delays, which we believe we can substantially minimize our eliminate.  We have not committed for any contracts for existing tonnage or newbuilds at this time, and for competitive reasons, I don't want to provide more detail on our exact plans at this point, but significant effort is being expended on this important element of our strategy, and we hope to be announcing more details shortly.

             Since there have been a number of questions regarding newbuilds, I would like to provide some additional information to hopefully address your concerns.  Many of these numbers you follow, there are approximately 250 to 275 newbuild vessels, including options in the order book for delivery in 2006, 2007 and 2008.  Approximately 110 of those are either small PSV’s, that is PSV’s with less than 3,000 dead weight tons, or small anchor handlers with less than 7,500 horsepower.  These are vessels that we would not compete directly against in our international markets.

             Roughly 65 mobile offshore drilling units are on order, and 40 of those are scheduled for delivery before 2008 – sorry, 2008, which we will acquire incremental vessels to be utilized in international markets.

             While we carefully watch the order book, we are not overly concerned at this point given the increase in rig construction, and rigs being unstacked, upgraded and returned to service, and were further comforted by increasing E&P capital programs.

             The – again depending on whose research you follow, estimates for global E&P capital expenditures are projected to increase by approximately 15 to 25 percent in 2006, and the recent Lehman Brothers survey on annual E&P spending, they noted spending increases for such majors as Chevron Texaco, Shell and ConocoPhillips range from 26 to 45 percent, and independents who operate in our market, such as Range Resources in the Gulf, and Talisman Energy in the North Sea ranged from 32 to 36 percent.

             As our numbers indicate, our business is doing extremely well, we expect that the Gulf of Mexico, our vessels will stay extremely busy due to hurricane related repair activity, and increasing E&P activity.  Internationally, we're extremely excited about the opportunities for growth as progressed, and oil companies increase their capital budgets around the world and new rigs enter the market.

             With that, I'll open the line to questions.  Jake, if you would, please.

Operator:  Thank you, sir.  If you would like to ask a question today, you may signal by pressing the star key followed by the digit one on your touch-tone telephone.  Please keep in mind that if you have been using a speakerphone, make sure the mute function has been turned off to allow your signal to reach the equipment.  Once again, that is star one to ask a question.  And we will pause for just a moment.

             And we'll take the first question from James West at Lehman Brothers.

James West:  Hey, good morning, guys.

Male:  Morning, Jim.

Male:  Morning.

James West:  Trevor, wanted to talk a little bit about new construction, you eluded earlier that the prices for newbuild vessels right now is a little bit too high for your taste.  If you guys were to build capacity on your own, would you build U.S. flagged vessels, or internationally?

Trevor Turbidy:  Having completed our program at this point, you know, obviously we've made a commitment to the international markets, that doesn't preclude building for the – for the domestic market though.

James West:  OK.  And in terms of the stacked vessels that you still have in the Gulf of Mexico right now, are you negotiating for opportunities internationally for those vessels?

Trevor Turbidy:  We are.

James West:  And then?

Trevor Turbidy:  Yes, that's certainly our – that's certainly our hope.  Obviously we're not in a – in a position to discuss it in any more detail, and as you know, nothing's a deal until it's a deal.  But we are hopeful that we should be able to make an announcement on that shortly.

James West:  OK, that's all I had, thanks, guys.

Trevor Turbidy:  Thank you.

Operator:  And now moving on to Randy Laufman with Imperial Capital.

Randy Laufman:  Hi, guys.

Geoff Jones:  Good morning.

Trevor Turbidy:  Good morning, Randy.

Randy Laufman:  Good morning.  Congrats on the great quarter and great year.

Geoff Jones:  Thank you.

Trevor Turbidy:  Thank you.

Randy Laufman:  Can – you mentioned the sold vessels during the quarter, can you tell us what the actual proceeds from those vessels were?

Geoff Jones:  Let's see, I think the total proceeds were something in the region of about $3 million – hang on a second – yes, about three and a half million dollars, Randy.

Randy Laufman:  Three and a half.

Geoff Jones:  Yes.

Randy Laufman:  And do you have any plans to sell anymore of the cold stack vessels?

Geoff Jones:  I think we have plans to sell one more.

Randy Laufman:  OK.  Now going back to the newbuild program, I think on the – on the last conference call, you provided the guidance of about 75 to 125 million in cap ex over the next three years.  Are you, you know, holding to that number, or are you kind of because of the prices, are you moving back from that guidance?

Trevor Turbidy:  No, I think we're holding to that number, I mean that was basically a number that we had used in a – in a – in a effort to not use up any liquidity and do it out of – out of free cash flow.  So, you know, somewhere in the 75 to $125 million range is something we're still comfortable with.

Randy Laufman:  OK, great, thanks a lot.

Operator:  Now we'll take a question from Ian MacPherson, Simmons & Company.

Ian MacPherson:  Hi, good morning.

Trevor Turbidy:  Good morning, Ian.

Geoff Jones:  Good morning.

Ian MacPherson:  Geoff, you mentioned a couple of things on the OSV day rates that caught my attention, first I guess generally you stated that standard OSV rates for the Gulf class are poised to go higher still from what we saw in Q4, and presumably what you've reported for January.  And you said 80 percent of that fleet is now over 10,000 a day, versus 20 percent over 10,000 a few months.  So if you could talk about what the rates are sort of at the high end of that range, and how that compares on a quarter-over-quarter basis.

Trevor Turbidy:  Sure, this is Trevor.  You know, on a leading edge basis, you know, we're basically bidding contracts – or bidding spot work at about $14,000 a day, which is consistent with the market, and we have had success at that range.

Ian MacPherson:  For 180s?

Trevor Turbidy:  Yes, correct.

Ian MacPherson:  Wow.  And you also mentioned looking at reactivating boats in the Gulf against a firm term contract.  How would the rate on that contract compare do you think with the spot rate, would it be relatively in line, or a little higher or lower?

Trevor Turbidy:  Oh, it would be lower certainly.  You know, we'd be willing to trade – we'd be willing to trade day rate for term, especially in excess of a year, but it would certainly be lower than the spot rates.

Ian MacPherson:  OK.  Last question, I was just wondering if you could update us on your outlook for cost pressure you see across your various markets this year.

Geoff Jones:  Yes, I think – I think probably the biggest cost pressure is going to be on crew costs, I don't think that's any surprise that, you know, crews are fairly tight supply at the moment.  I think in the last call, someone had asked what are direct vessel operating expenses, we said about between 22 and 23 million, I think within probably a quarter.  I think we can probably still look at 22 to 23 million, but you would maybe see it trending up closer to the 23 even than the 22.

Ian MacPherson:  OK.  Thanks, guys.

Geoff Jones:  Thank you.

Trevor Turbidy:  OK, thanks.

Operator:  And now moving to a question from Jud Bailey with Jefferies & Company.

Jud Bailey:  Good morning, guys, great quarter.

Trevor Turbidy:  Hi, Jud.

Geoff Jones:  Thanks, Jud.

Jud Bailey:  Question, on the North Sea, you know, we – I guess we had softness in January for a number of different reasons, and you've indicated that rates are – or have improved significantly in February, and will continue to do so in March.  Can you give us a sense of – I mean is there a chance you will get back to the fourth quarter average, or is it – is it not possible given how low rates bottomed in January?

Trevor Turbidy:  Mike, you want to take that one?

Mike Wallace:  Sure.  Jud, I think with the second half of February and March, we're definitely trending up to the higher months that we had in the fourth quarter as to whether once March plays out that we're able to achieve similar results on the anchor handlers as we did in the fourth quarter remains to be seen.  But I would say that at least so far the second half of the first quarter is definitely trending more in line with what we saw in the fourth quarter.

Jud Bailey:  OK.  And what are you seeing for the spring and summer months?  Are you getting bids for that type of work already, or anything later in the year?  How is demand shaping up for the second half of the year?

Mike Wallace:  So far everything is shaping up very well, we haven't seen too much in the way of long-term work for anchor handlers in the – later in the year, but the PSV markets are definitely very much along the same lines as they were in the latter part of 2005, if not slightly better.

Jud Bailey:  OK.  And one more question, just regarding international markets, West Africa primarily.  What kind of opportunities are you seeing there, and more specifically, what type of tonnage your customers asking for?  I guess there are new vessels coming in, I mean do they have the luxury right now of choosing, you know, some of the newer stuff over some of the older equipment that's out there, or is your stuff still pretty competitive with what's available to bid?

Mike Wallace:  In this market I would say ours is definitely competitive, we've had a dramatic increase in our utilization for the Gulf class vessels that we have in that market, we have four Gulf class OSV’s, and the utilization for those vessels is definitely similar to what we're seeing in the Gulf of Mexico.  So at least in this market, we're not having any problems, we do see a lot of the longer term work, I guess you could say multi-year type contracts, the operators are going for the – for the newer construction vessels and higher technology.

Jud Bailey:  OK.  And I'll add one last question for Geoff probably.  Geoff, on G&A, what can we – should we expect for the first quarter after the rise in the fourth quarter?

Geoff Jones:  In that fourth quarter, you know, we – I did elude to the incentive plan, and we had a fairly sizable accrual for that.  I would look at something around six and a half million as a run rate going forward.

Jud Bailey:  OK, great.  Thanks, guys, good quarter.

Mike Wallace:  Thank you.  Appreciate it.

Operator:  And now we're taking a question from Fwaraj Chowery with Dalton Investments.

Fwaraj Chowery:  Hi.  How many of your North Sea vessels coming up for renewal in 2006?

Trevor Turbidy:  I can give it to you the next six months, I believe it's three vessels coming up in the next six months.

Fwaraj Chowery:  OK and normally for how many what renewal period?  I mean do you renew this for more than one and a half years, or what's the time period?

Trevor Turbidy:  You know, it obviously depends by vessel, and by class.  You know, we certainly have contracts that are multi-year contracts, and we also have ones that are – that are, you know, shorter, 90 days, or in that range.  So it just depends on each vessel, but you know, certainly we would – we'd aim for, you know, keeping our long term contract coverage at this level.

Fwaraj Chowery:  Right.  I was – I was thinking that we may not see you have quite a few vessels under contract.  So the fall in generally day rates, is it mostly in the spot market, or expect that to average utilization for the company?

Trevor Turbidy:  No, that's correct, it's – it actually is due to – as I said, there were two PSV’s in the spot market, and two anchor handlers, and due to – in January due to the lack of rig moves and the weather delays, those anchor handlers were competing directly against PSV’s and other PSV’s for cargo runs, and we're earning a premium rate, so it was really those vessels operating at a much lower rate and a lower utilization.

Fwaraj Chowery:  Right.  So 2006 as a full year, depending on the visibility that you have got, I mean do you think the average of 2005 is kind of achievable at current rates, or do you think that's a little optimistic?

Trevor Turbidy:  Mike, you want to talk about what you see for the whole year?  I think we touched on it briefly, but.

Mike Wallace:  Yes, I think looking as far as PSV term rates that we'll be renewing at should be every bit as good as the current contracts that they're on, on an average basis, and provided that the anchor handler market continues its cyclical sort of month to month up and down that we had in '05, I don't see any reason why we won't be able to achieve the same sort of result in the spot market with the anchor handlers that we have.

Fwaraj Chowery:  OK.

Trevor Turbidy:  And one point to add to that is if you assume the exercise of options, the PSV’s are 74 percent fixed for 2006, and 46 percent for 2007, anchor handlers would be 60 percent fixed for 2006, and 43 percent for 2007.  So you know, while we are still subject to some spot pricing, certainly the effects of that are lessened given our contract exposure.

Fwaraj Chowery:  OK, thank you so much.

Trevor Turbidy:  Thank you.

Operator:  As a reminder to the phone audience, if you have a question, it is star one to ask your question.  We now move to a question from Delta Management with Tim O’Toole.  Please go ahead, sir.

Tim O’Toole:  Yes, hi, guys.

Trevor Turbidy:  Morning, Tim.

Tim O’Toole:  What – good morning.  On the North Sea, you mentioned three vessels in the next six months.  At what rate are they currently contracted?  And what – for that class of boat, what is kind of the leading edge rate right now?

Trevor Turbidy:  I'm …

Tim O’Toole:  Just a regular contract as opposed to a spot?

Trevor Turbidy:  Sure, and I guess I don't want to get an exact – you know, contract terms, but you know, a number of those are rolling over at day rates in excess of what they were coming off at, and one of them is rolling over to a lower rate, because it was fixed at a higher point in time, so.

Tim O’Toole:  OK.

Trevor Turbidy:  So that …

Tim O’Toole:  So when you shake it out, it's about a wash.  OK.

Trevor Turbidy:  Correct.

Tim O’Toole:  And then, you know, another question, on the Gulf class boats that you have with – let's just say in the Mexican market, how many boats are in that market right now?  And you know – well actually, answer that question first, if you would.

Trevor Turbidy:  Sure.  We have I believe seven boats in that market currently.

Tim O’Toole:  How many PSV’s, how many crew?  All PSV’s?

Trevor Turbidy:  We have – we …

Geoff Jones:  Three OSV’s and four crew boats.

Trevor Turbidy:  Correct.

Tim O’Toole:  OK, three – OK, so three OSV’s.  OK.  What kind of day rates are those getting?  And given that – I mean a lot of rigs have wound up leaving, at least in the shallow water, have wound up leaving that market just because Pemex has been unwilling to pay kind of the going rate that's been in the U.S. Gulf.  Are utilization still hanging in there, is the – I mean you don't have a huge exposure there in a way, but I'm just kind of curious on the demand side if that kind of stays – if that seems to be stable at this point.

Trevor Turbidy:  Yes, I think on the demand side we feel fairly good about that, you know, on the rate side, you know, your point is well taken, and certainly these vessels would be at a discount to our average rate for OSV’s in the – in the Gulf.  You know, we still think that's a good market long term, and should, you know, obviously much lower costs, so you know, the margins are still rather attractive.

Tim O’Toole:  Well I guess the question, on the – the question, on the day rates on the – on these boats, I know they're at a – at a – and they would always be at a discount, but – so the demand is still solid there, are the – are the rates for boats coming up at all, you know, relative to that – to that market as opposed to the U.S. Gulf?  Or are they – or are they just simply sort of stable in their operating and generating cash?

Trevor Turbidy:  No, I think they're relatively stable, obviously I think you're seeing pressure, you know, across the world, so you know, to some extent if you see a, you know, noticeable sustained increase in other markets, you'd mobilize vessels as they come off of contract.  But, you know, we do think that Pemex is going to have to pay, you know, world market rates at some point, or risk losing rigs and vessels to other markets.  So you know …

Tim O’Toole:  So there is an upward bias it sounds like, and you know, it'll lag, but it's there>?

Trevor Turbidy:  That's our impression.

Tim O’Toole:  On the – you mentioned a – some instances of spot rates around 14K, but as you're doing – as you're laying in contracts even relatively, you know – you know, intermediate – you know, three to six month contracts, or whatever, on some of the Gulf class boats in the U.S. Gulf, what kind of rates are being contracted at this point?  Because 14 is still probably going to be a one off rate, and as you mentioned, if you went out for a year, you'd accept a lower rate that probably exceeds 10, but isn't as high as 14.

Trevor Turbidy:  Sure.  And for, you know, without giving exact numbers, but give you a sense for, you know, you're in about a $1,500 to $2,000 discount for term contracts.

Tim O’Toole:  OK, great.  The – would you – how many boats would you expect not to be above 10,000 as you come out of the March quarter, you know, that you are marketing in the U.S. Gulf?

Trevor Turbidy:  We do have a number of boats that are operating that are under partnership arrangements, and they do get a discount to the trailing spot market rate.  I think you're going to see – my guess is 10 percent of the boats, give or take, that would be – would be under the $10,000 range.

Tim O’Toole:  OK, just – I mean that's obviously an arbitrary number, and the migration is still going to be, you know, northward, but it's – but in terms of stuff that's kind of hard – now do you have anything as far out as a year in the U.S. Gulf yet?

Trevor Turbidy:  We have vessels that are – that are contracted to the end of this year, but again, as I mentioned, those are – those are non-cancelable North Sea style contracts, those are – you know, they can be canceled.  But it does give us at least some comfort that people want – people want the vessels, and they see activity and work for the – for the rest of the year.

Tim O’Toole:  OK.

Trevor Turbidy:  And those are also subject to escalation as well.

Tim O’Toole:  They are, OK.  So they roll every three months, or something?

Trevor Turbidy:  Correct.

Tim O’Toole:  OK.  Let me just see if there was anything from before.  You know, I'm going to jump off, and I'll jump back on if I – if I've got another one.

Trevor Turbidy:  OK, thanks very much.

Tim O’Toole:  Thanks, guys.

Trevor Turbidy:  Thanks.

Operator:  And now we'll move to a question from Paul Carpenter with Semaphore.

Paul Carpenter:  Good morning.  Could you talk a bit more about the proceeds from the asset sales, the three and a half million, Geoff, that was for the three different asset dispositions you had in the quarter total?

Geoff Jones:  Yes, is there something specific that you wanted …

Paul Carpenter:  Well three and half million would be three cold stacked, one of the – one of the other vessels you had with the option and the five line handlers in Brazil total, they all went for three and a half million?

Geoff Jones:  Yes, that's about right.  I don't have the split amongst the different categories with me.

Paul Carpenter:  That's fine.  And the sale value of the SWATH approximately to assets held for sale line in the current assets?

Geoff Jones:  It's been – yes, it has been written down to I think five million less commissions …

Paul Carpenter:  And what do you – what do you – what can you put on the value of the cold stacked, the remaining cold stacked vessels if you were – if you were able to sell them all at something approximately in their fair value in the short – in the short period of time?  Say in the – theoretically if you could sell them in the next couple of months in a reasonable and orderly manner, what do you think you could realize from them in terms of proceeds?

Trevor Turbidy:  Yes, I mean we're not – we're not really exploring selling anymore of the vessels – the cold stacked vessels, other than the one Geoff spoke of earlier.  I mean at this point, you know, we've gotten rid of the vessels that we don't want to operate, and sold out of the OSV market, so the thought is to mobilize those vessels to international markets for service against contracts.

Paul Carpenter:  OK.  I'm just trying to reconcile the difference between what you're able to sell some of the cold stacked vessels for, and then sort of the leading edge cost of a new vessel either from a yard, or buying one of those (Spec) vessels that you said was 20 to 25 percent above a yard price.  Can you give me anymore color on that, that sort of value gap?

Trevor Turbidy:  Well I guess it's a pretty substantial value gap in the sense that you're selling, you know, older assets that are – that are currently stacked that will require obviously expenditures to put back into service that are Gulf of Mexico standard 180.  So you wouldn't be building – you wouldn't be building those, you know, you're building either international PSV’s, international anchor handlers, or Gulf of Mexico tonnage that would, you know, certainly be in excess of, you know, what you'd be selling vessels for in this market.  Obviously prices have moved substantially versus what those vessels I guess were built at, what they sell for today, and what the new market is for vessels in the Gulf or in the North Sea today.

Paul Carpenter:  OK.  I take that point.  But how about getting to it this way, the cold stacked vessels that you have remaining, you say you don't want to sell them.  What do you think the average expenditure would be per vessel to get it ready to head off to an international market ((inaudible)) with them?

Trevor Turbidy:  About 500,000 per vessel on average.

Paul Carpenter:  Five hundred thousand per average, OK.

Trevor Turbidy:  Yes.

Paul Carpenter:  Great.

Operator:  And now we'll take a follow-up question from Tim O’Toole, Delta Management.

Tim O’Toole:  Yes, hi.  Yes, you know, I'd had a finer point, and I guess this is a question for Geoff.

Geoff Jones:  Yes.

Tim O’Toole:  I think we've chatted about this before, but the deferred amortization of, you know, old contract revenues from their fresh start …

Geoff Jones:  Yes.

Tim O’Toole:  … I think you mentioned that remaining for '06 was four and a half, and in total was 5.4.

Geoff Jones:  Yes.

Tim O’Toole:  The run rate was a little over three million in the last quarter, does that – but that it had been fairly stable, or you know, relatively consistent the last couple, three quarters, does that come down markedly in the first quarter, or is it start to come down markedly after the first quarter of '06?

Geoff Jones:  Let's see …

Tim O’Toole:  In other words, obviously four and a half …

Geoff Jones:  No, I understand.  I think – I think it's driven by when the contract expire …

Tim O’Toole:  Right.

Geoff Jones:  … It is weighted towards the first – the first half of the year, it kind of tails off, you know, at 1.3, 1.2, 1.1, you know, .6, or something like that, but I mean that can't be – I can get you the exact numbers …

Tim O’Toole:  Yes, and we can chat about it offline, but it – so it's a – it's a little bit biased, but it drops on a run rate basis, it drops – it sounds like it drops from about three to well under two in the first quarter.

Geoff Jones:  Oh yes.

Tim O’Toole:  OK.

Geoff Jones:  It should be well under two in the first quarter, and then it will drop each quarter after that.

Tim O’Toole:  And would those contracts – refresh me – those contracts are associated with North Sea contracts?

Geoff Jones:  All of them, yes.

Tim O’Toole:  OK.  So they would actually be – kind of roughly representative of some of the contracts that will be rolling in the first half to whatever incremental rates.  In other words, as you mentioned, there is a contract kind of associated with how those revenues – you know, with – they were contract costs that were actually being put on the balance sheet and deferred.

Trevor Turbidy:  Right, but it was – it was basically – it was – the – it rolls off given the contract that was – would have been assumed at the time of the fresh start accounting.  So …

Tim O’Toole:  Right.

Trevor Turbidy:  … it doesn't roll off as – to current rates, so you can't necessarily …

Tim O’Toole:  Associate that with a …

Trevor Turbidy:  Exactly.

Tim O’Toole:  Yes, OK.  Because I'm also trying to associate in my mind, I guess, an opportunity cost on a cash flow basis, even though – I mean it's kind of – it's doing some funky things to the P&L, but on a cash flow basis, I think that's a way to kind of look at things in the near term with this rolling through.

             OK, that's great, actually, thank you.

Trevor Turbidy:  Not a problem.

Operator:  And that will conclude today's question-and-answer session.  I'll turn it back over to Mr. Turbidy for any closing remarks.

Trevor Turbidy:  I want to obviously thank everyone for their attention and their – and their support, and we look forward to speaking with you next quarter.  Thanks so much.  Take care, everyone.

Operator:  And that will conclude your conference for today.  Have a wonderful day.

END